Exhibit 99.2

Summary of Remarks of Donat A. Fournier, President and Chief Executive Officer, at the 2009 Annual Meeting of Shareholders

May 28, 2009

The current recession officially began in December of 2007. As of today, the recession continues, unabated. We are in the seventeenth month of this recession and current economic forecasts predict that it will not likely end until the fourth quarter of 2009. This recession has been longer and deeper than most, and the recovery is expected to be very shallow.

At our 2007 Annual Meeting, we noted how the industry was beginning to see massive write downs of various types of mortgage debt instruments; recessionary and liquidity concerns in the market were impacting the availability of credit; and record levels of foreclosures were resulting in rapidly declining real estate values all over the country. Last year we also noted that with the slowing economy and amount of foreclosure activity, it would likely be well into 2009, and possibly into 2010, before we would see stabilization in the housing market. We feel that this timeframe is still accurate.

During 2008, the economic environment continued to decline and resulted in probably the most stressful year in the financial markets since The Great Depression. It is clear that the average consumer is feeling the pain and is economically stressed. The values of their homes continued to decrease, the value of their investment portfolios and retirement funds declined, unemployment rates rose and delinquency rates on consumer debt increased.

The government has flooded the market with liquidity, and through their placing of Freddie Mac and Fannie Mae into receivership, has reduced long-term mortgage rates. The Fed has cut interest rates and is keeping rates low in an effort to stimulate the economy. In the meantime, we continue to see a rising unemployment rate, which was 8.9% at the end of April. This is expected to continue to rise through the end of the year, likely peaking in the range of 9.5% to 10.5% sometime early in 2010. However, there is some hope. We are starting to see some signs of stability within the economic system and speculation is that we are near the bottom of this business cycle, which is proving to be both long and steep. Our current view is that the economy will reach the bottom shortly, probably by the end of the year, and then start a long, flat recovery sometime in 2010. In the meantime, home values in virtually every part of the country have had significant declines and home sales continue to be soft. We can see that the consumer has changed their behavior as retail sales have declined, which is particularly noticeable in new car sales.

We are also seeing a decline in commercial activity, with many small businesses cutting back and preserving resources until there is a sign of increased economic activity. Obviously, the retail sector has been hard hit and there is an increase in vacancies in malls and retail strips. The reconfiguration of the automobile industry, with reduced production and the closure of dealerships, will continue to have a drag on any economic recovery. We anticipate that values of commercial real estate will decline, particularly in segments that have been hit with employment cuts and reduced consumer activity.

When we speak of 2008 being the most stressful year in the financial markets since The Great Depression, it is interesting to see what some of the causes were. I would list some as follows:

1.	The first nationwide annual decline in house prices, which continues even today.

2.	Severe losses on subprime and so-called ALT-A loans.

3.	Record levels of foreclosures.

4.	A liquidity freeze for asset-backed commercial paper and structured investment vehicles.

5.	Shockingly large write downs of concentrated positions in super senior strips of collateralized debt obligations.

6.	Sharply reduced liquidity in interbank funding markets.

7.	The sudden inability to sell mortgages to anyone other than the Government Sponsored Entities.

8.	The decline and fall of the nation’s largest mortgage lender (Countrywide) and the government takeover of the nation’s largest insurance company (AIG).

9.	The Bear Stearns run followed by its Fed-assisted takeover, the failure of Lehman Brothers and the virtual elimination of the independent, less-regulated investment banking industry.

10.	The unprecedented opening of and encouraged use of the Fed’s Discount Window to investment banks and to all banks in general.

11.	The most bank failures since the late 1980’s, including WAMU, the largest depository institution failure in US history, as well as the failure of other large institutions, such as Indy Mac and Wachovia.

12.	The implosion of the auction rate securities markets.

13.	The significant decline in credit quality of a broad range of assets, especially on the consumer side.

14.	The large decline in stock market values.

How did the banking industry fair through all this economic turmoil?

As you know, there were the most bank closures since the 1980’s, with approximately 25 bank failures and 5 assisted transactions. As of this past Sunday, there have been 36 bank failures in 2009. The recently released FDIC statistics show that the industry earnings for 2008 were the lowest since 1989. Provisions for loan losses continue to increase - and more than doubled 2007 totals. There were major increases in net charge-off rates, and noncurrent loans in the fourth quarter registered a sizeable increase with the level of delinquencies reaching 2.93% of total loans.

The FDIC’s coverage ratio has decreased from 1.22 basis points at the end of 2007 to 0.40 basis points at the end of 2008. In order to replenish the fund, the FDIC has significantly increased its premium charges. Beverly National’s premiums have increased from approximately $10,000 per month in 2008 to $45,000 per month in the first quarter of 2009, with expected continued increases in each quarter of 2009. The FDIC has also announced that there will be special assessments during this year and likely next year. The first special assessment was announced this past Friday and the charge will be 5 basis points on total assets less tier-one capital. We estimate Beverly National’s special assessment to be about $275,000, which will be recognized in the second quarter and payable at the end of the third quarter of this year. We anticipate another special assessment before the end of the year. The FDIC will continue to insure individual accounts up to $250,000 and offer unlimited insurance for business transaction accounts. The insurance limit of $250,000 has been extended through the end of 2013.

With concern of the viability of the large banks, the Government stress tested the nineteen largest financial institutions and while some were told they needed to raise additional capital, there were no insolvent institutions among the nineteen. The net results of the test, in the view of many analysts, are that the required capital ratios will be driven higher for the entire industry. As of March 31, 2009, Beverly National’s Tier 1 capital was 8.83% and total capital to risk-weighted assets was 12.86%, which are both well above regulatory requirements for a well-capitalized bank.

Clearly, capital management is an extremely important item on the Government’s agenda and a high priority of our regulators. While we are well over regulatory requirements, we will continue to monitor our capital levels to ensure that it keeps pace with our asset growth and will take whatever steps are needed to insure we remain a well-capitalized bank.

As to the future of the regulatory environment, we feel that the government will take steps to further regulate the industry, particularly when it comes to the larger institutions which have been deemed “too big to fail.” There is already discussion about a new systemic regulator to handle these large institutions. Of particular concern is that these new regulations will apply to both large and small institutions, which ultimately will drive up the cost of doing business. This would be particularly unfortunate, as community banks have largely not participated in the type of lending that has caused so many problems.

2008 In Review

So, with all this action and economic stress, how did Beverly National Bank do? Overall, fairly well - while we did not entirely escape economic volatility, charging off approximately $7 million of what were, at one time, highly-rated securities, we finished the year with a small loss of $167,000. Though not happy with our net financial results, we are particularly proud of our performance as it relates to core earnings and the credit quality of our loan portfolio. We finished the year with a delinquency ratio of 0.79 basis points, a fraction of the industry average, with one nonaccrual loan totaling $186,000, no foreclosures, no OREO and managing to grow the net loan portfolio by $16 million over the previous year end.

We also know that we and our clients are not exempt from the effects of a recession, particularly one as severe as this one, and we continued to increase our loan loss reserves and finished the year with a total reserve of $4.1 million, for a coverage ratio of 1.20%. We anticipate that, while it will take some time for the housing market and overall employment to stabilize, the worst is hopefully behind us and credit quality in the industry will gradually start to improve by mid-2010.

The market conditions continue to change, and we are taking a cautious approach to new lending business. Though we are in the market and would like to increase our loan portfolio, we continue to hold very high underwriting standards and will not compromise our credit quality. We are finding that consumers and small businesses are reluctant to take on new debt until they have a better feeling that the economic recovery is well underway.

On the deposit side we have seen a significant increase in deposits in 2009 as consumers, having been hurt in the stock market, are moving into the safer and less risky options offered in bank deposit products.

During the first quarter, Beverly National Bank reported a net profit of $925,000. While our credit quality remained strong, we continued to build our loan loss reserves, adding $225,000 to the reserves. This provision, along with a net recovery in loan charge-offs, resulted in our coverage ratio to total loans improving to 1.30% at March 31, 2009. As previously mentioned, we are concerned regarding the increasing cost of doing business. FDIC assessments, with further increases to follow, have increased our operating expenses. Our noninterest income levels have also been affected in the first quarter by reduced consumer spending activities, and the reduction in value of our assets under management from the declining stock market has reduced the level of income produced in our Wealth Management operation. Lending activity is down, which is to be expected in a recessionary environment, but we continue to look for opportunities to lend to credit-worthy consumers and small businesses.

To summarize, I would like to emphasize the point that Beverly National continues to have a strong capital base, good quality core earnings, exceptional credit quality and is handling the effects of the current recession quite well. Our focus is to continue to provide excellent deposit products for consumers and small businesses, take care of the credit needs of our community and preserve and enhance shareholder value.